                                                                    EXHIBIT 4.5

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                            SENIOR LENDING AGREEMENT

         This First Amendment to that certain Amended and Restated Senior
Lending Agreement dated as of March 1, 1996 by and between Pioneer Financial
Services, Inc. ("Pioneer"), UMB Bank, n.a. ("UMB"), Mercantile Bank (formerly
Mercantile Bank of Kansas City) ("Mercantile"), Bank of Boston ("Boston"), Bank
of Oklahoma ("BOK"); First National Bank of Kansas ("Kansas"), LaSalle National
Bank ("LaSalle"), Liberty Bank & Trust Company of Oklahoma City, n.a.
("Liberty"), NBD Bank ("NBD") and Southwest Bank of St. Louis ("Southwest"), all
of UMB, Mercantile, Boston, BOK, Kansas, LaSalle, Liberty, NBD and Southwest
being hereinafter referred to collectively as "Banks," is made by and between
Pioneer and the Banks as of this day of January, 1998.

         WHEREAS, Pioneer and each of the Banks desire to amend the before-described Amended and Restated Senior Lending Agreement which was dated as of March 1, 1996 (the "Lending Agreement"); and

         WHEREAS, Pioneer is willing to confirm that all provisions of such before-described Lending Agreement and of all notes, documents evidencing or confirming the grant of liens and security interests and all other related documents, except as otherwise expressly amended by this Agreement, shall remain in full force and effect; and

         WHEREAS, Pioneer and each of the Banks desire that all existing and future extensions of credit by any of the Banks to Pioneer be subject to the terms and conditions of the before-described Lending Agreement as amended by the terms hereof.

         NOW, THEREFORE, in consideration of the mutual agreements of the parties hereto and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. The last paragraph of paragraph 3 of Section III of the Lending
Agreement by and between the parties hereto (the "Agreement") is hereby deleted in its entirety. Such deleted paragraph read as follows:

          "Notwithstanding anything stated in this paragraph 3 of Section III to the contrary, in the event of the increase in the ratio referred to in paragraph 6 of Section VIII, the interest rate payable on all indebtedness evidenced by Revolving Grid Notes then outstanding hereunder and on all indebtedness incurred thereafter which is evidenced by Revolving Grid Notes, Amortizing Notes and Single-Pay
          Term Notes shall automatically be increased by 25 basis points at all times such ratio is at least 6.5:1 but less than 7.5:1 and shall be in by an additional 25 basis points at all times such ratio equals or exceeds 7.5:1."

         2. Paragraph 6 of Section VIII is hereby amended in its entirety to read as follows:

          "6. Consolidated Total Indebtedness/Total Required Capital Ratio.
          Pioneer will at no time permit the ratio of Consolidated Total
          Indebtedness to Consolidated Total Required Capital to exceed 8.5:1."

         3. Paragraph 8 of Section VIII is hereby amended in its entirety to read as follows:

          "8. Delinquency, Adjusted Leverage Ratio. Pioneer will at no time permit the ratio of Consolidated Total Indebtedness to Adjusted
          Capital to exceed 9.0:1."

         4. The Compliance Certificate set forth as Exhibit G to the Lending
Agreement is hereby amended by changing the ratio for line (3) in the column entitled "PERMITTED" for the section entitled "REQUIREMENTS AND LIMITATIONS"
from 8 to 1 to 8.5 to 1 and by changing the ratio for line (4) in the same column and section from 8.5 to 1 to 9.0 to 1.

         5. All terms and conditions of the Lending Agreement and of all notes executed pursuant thereto and all documents executed in connection therewith not expressly amended hereby shall remain in full force and effect as if this
Amendment had not been enacted.

         6. Statutory Statement. Disclosure Required by Mo. Rev. Stat. ss.
432.045.

         ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO
FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW
SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU, PIONEER, AND US, THE BANKS, FROM
MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH
MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE
STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING
TO MODIFY IT.

         IN WITNESS WHEREOF, the parties hereto have executed this First
Amendment to Amended and Restated Senior Lending Agreement as of this 26th day of January, 1998.

PIONEER FINANCIAL SERVICES, INC.                  LIBERTY BANK & TRUST COMPANY
                                                  OF OKLAHOMA CITY, national
                                                  association

By:     /S/ WILLIAM D. SULLIVAN                   By:    /S/ MARK C. DEMOS
    ---------------------------                       ---------------------------------
     Name:     William D. Sullivan                DEMOS
     Title:    President                               Name:     Mark C. Demos
                                                       Title:    Senior Vice President

BANK OF BOSTON                                    NBD BANK

By:    /S/ MARY BETH PARKER                       By:    /S/. KYLE FREIMUTH
    ---------------------------                       --------------------------------
     Name:     Mary Beth Parker                        Name:     Kyle Freimuth
     Title:    Vice President                          Title:    Assistant Vice President

FIRST NATIONAL BANK OF KANSAS                     UMB BANK, N.A.

By:    /S/ JESSE H. WEST                          By:   /S/ DOUGLAS F. PAGE
    --------------------------                        ---------------------------------
     Name:     Jesse H. West                           Name:     Douglas F. Page
     Title:    Vice President                          Title:    Executive Vice President

BANK OF OKLAHOMA                                  MERCANTILE BANK (formerly Mercantile
                                                  Bank of Kansas City)

By:  /S/ LAURA CHRISOFFERSON                      By:   /S/ MARK DEGAN
    ------------------------                          ---------------------------------
     Name:     Laura Christofferson                    Name:     Mark Degan
     Title:    Vice President                          Title:    Senior Vice President

LA SALLE NATIONAL BANK                            SOUTHWEST BANK OF ST. LOUIS

By:   /S/ BEN SCHREINE                            By:   /S/ ANDREW S. HEREFORD
    ------------------------                          --------------------------------
     Name:     Ben Schreiner                           Name:     Andrew S. Hereford
     Title:    Loan Officer                            Title:    Vice President